Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC PARTNERS INC. ANNOUNCES ENHANCED

CORPORATE GOVERNANCE INITIATIVES

New York, NY, June 9, 2015 (NASDAQ: MDCA; TSX: MDZ.A) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced several enhanced corporate governance measures and improved compensation practices. MDC Partners’ Board of Directors conducted a detailed review of its governance structure as well as best practices, and adopted a number of important measures. These changes follow recently adopted and implemented steps to improve and strengthen the Company’s internal controls, policies, and procedures.

Commenting on the new measures, Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners, said, “The Board of Directors and the entire management team are committed to the highest standards of corporate governance. We have heard our shareholders and agree that we needed to make some additional changes and have done so. These initiatives, as well as those made in 2014 and earlier this year, demonstrate the high value we place on sound management and board practices. We are confident that the enhanced corporate governance alongside our underlying business, which continues to perform at a very high level, will continue to provide significant long-term shareholder value.”

The new and enhanced corporate governance measures include the following:

•	Commitment to Add New Independent Directors: MDC Partners has retained Spencer Stuart and commenced a search to identify two to four new highly qualified independent director candidates and expects to announce these appointments once formally approved by the Board of Directors over the next several months.

•	Management Directors: MDC Partners’ Board of Directors and management have mutually agreed to reduce the number of Management Directors to one – Chairman and CEO Miles Nadal. Effective July 1, 2015, Stephen Pustil and Lori Senecal will resign as members of the Board. Ms. Senecal will continue to serve as Global CEO of Crispin Porter + Bogusky as well as the President and CEO of the MDC Partner Network, where she has successfully implemented several new strategic initiatives for the Company and has the full support of the Board of Directors in her crucial strategic executive management roles. Mr. Pustil will continue in his role as Vice Chairman of MDC Partners and as a member of the Executive Leadership Team.

•	Retirement by Other Independent Directors: Clare Copeland and Senator Michal Kirby have confirmed that they will each retire from the Company’s Board of Directors on or before the expiration of their current one (1) year term in June 2016, in part to facilitate an appropriate transition of responsibilities to the new independent directors.

•	Improved Compensation Practices: The results of MDC Partners’ “Say on Pay” (53% in favor) was clearly unsatisfactory, despite the revamped and improved executive compensation program implemented in 2014. The 2014 improvements included pay for performance metrics based on predetermined financial targets; adoption of a new LTIP Plan based on objective financial performance metrics and Total Shareholder Return (and discontinuing a practice of equity awards solely based on the lapse of time); and a waiver by the CEO of his contractual change-in-control excise tax gross-up provisions. In response to the shareholder vote, MDC Partners plans to implement several new objective financial performance metrics for incentives payable to the CEO and all executive officers, and will retain compensation consultant Mercer to help implement best practice compensation programs aligned with enhancing shareholder value. Management is committed to fully disclosing these additional performance metrics as part of the Company’s future SEC filings. The Company will provide updates on this initiative as appropriate.

Mr. Nadal commented on the immediately departing Board members, “I would like to warmly thank Stephen Pustil and Lori Senecal for their counsel, service and dedication as valued members of our Board. Their insights and contribution have been truly valuable in helping us achieve the significant growth and substantial shareholder value creation that we have seen in our business. We look forward to their continued and very valued contribution as senior executives of the Corporation.”

About MDC Partners Inc.

MDC Partners is one of the world’s largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, and worldwide.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing the Company's reputation as "The Place Where Great Talent Lives."

MDC Partners’ Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

Please visit us: www.mdc-partners.com

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